SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------



                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  FEBRUARY 18, 1998

                          OUTSOURCE INTERNATIONAL, INC.
                ------------------------------------------------
               (Exact name of registrant as specified in charter)

           FLORIDA                       000-23147            65-0675628
 ----------------------------            ----------        -----------------
 (State or other jurisdiction           (Commission          (IRS employer
  of incorporation)                     file number)       identification no.)

  1144 EAST NEWPORT CENTER DRIVE,
  DEERFIELD BEACH, FLORIDA                                          33442
---------------------------------------                             -----
(Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code:  (954) 418-6200

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     Effective February 16, 1998, OutSource International of America, Inc., a wholly owned subsidiary of the Registrant ("OSIA"), purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of LM Investors, Inc., an Illinois corporation ("LM"), pursuant to the terms of an Asset Purchase Agreement dated February 18, 1998. The purchase price for the assets was approximately $6.8 million, which amount was paid (i) $5.0 million in cash at closing, (ii) $1.7 million in the form of a three-year, junior subordinated promissory note, which note bears interest at an annual rate of 7.25%, and (iii) OSIA's assumption of LM's liabilities under certain employment contracts, estimated to be $100,000. In connection with the acquisition, OSIA entered into five-year non-competition agreements with LM and with Matthew Schubert and Louis J. Morelli, the shareholders of LM.

     The purchase price was arrived at through arm's-length negotiations between the parties. The cash portion of the purchase price was funded from the Registrant's revolving credit agreement with Bank Boston, N.A., as agent.

     LM had flexible industrial staffing revenues of approximately $11.4 million in 1997. The assets purchased by the Company included four business locations in the suburban Chicago, Illinois area and substantially all of the tangible and intangible assets, excluding accounts receivable, at those locations. Prior to this purchase, the four locations were being operated by LM in accordance with a franchise agreement dated November 1, 1994 between LM and OutSource Franchising, Inc., a wholly owned subsidiary of the Registrant and an affiliate of OSIA. This franchise agreement was terminated in connection with this purchase although the Asset Purchase Agreement grants one of the LM owners, Louis J. Morelli, exclusive rights to purchase and rights of first refusal for franchises in another five flexible industrial staffing territories not currently franchised or otherwise operated in by the Registrant. These rights expire at various times up to forty-two months from the date of this transaction.

     Matthew Schubert and Louis J. Morelli are shareholders in the Registrant but do not individually or in the aggregate hold a controlling interest in the Registrant. A law firm owned by Louis J. Morelli has received and continues to receive compensation for legal services rendered to the Registrant.

     The Registrant currently intends to continue to operate the business formerly conducted by LM at all of the purchased locations with the purchased assets for the foreseeable future. The foregoing statement of the Registrant's intention is a forward looking statement within the meaning of Section 21E of the Securities Exchange Act of 1934, and is based on certain assumptions, including among others, general economic conditions, management's expectations regarding the operating results of the Registrant and the purchased locations, the capital requirements of continuing LM's current business, and others. Should these assumptions change, or prove to be inaccurate, the Registrant's actual future conduct of LM's business could differ materially from the intention stated.

     The above descriptions of the asset purchase agreement, the non-competition agreements, the mutual termination agreement, and the promissory note do not purport to be complete and are qualified in their entirety by the full text of such documents which are attached as Exhibits hereto.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(A)     FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

INDEPENDENT AUDITORS' REPORT

LM Investors, Inc.
Northbrook, Illinois

We have audited the accompanying balance sheet of LM Investors, Inc. (the "Company") as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of LM Investors, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Chicago, Illinois

April 21, 1998

                               LM INVESTORS, INC.

                                   BALANCE SHEET
                                 DECEMBER 31, 1997

ASSETS

CURRENT ASSETS:
  Accounts receivable, net of allowance for doubtful accounts of $30,800   $1,524,852
  Other receivables                                                             2,840
  Prepaid insurance                                                           170,918
  Other current assets                                                         15,543
                                                                           ----------

           Total current assets                                             1,714,153

PROPERTY AND EQUIPMENT - Net                                                  214,208

INTANGIBLE ASSETS - Net of accumulated amortization of $6,601                  15,399
                                                                           ----------
TOTAL ASSETS                                                               $1,943,760
                                                                           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank overdraft                                                           $  240,752
  Accounts payable                                                             18,849
  Accrued payroll and related expenses                                        273,048
  Due to related parties                                                      111,535
  Line of credit                                                              704,693
  Current portion of notes payable                                             10,470
                                                                           ----------

           Total current liabilities                                        1,359,347

NOTES PAYABLE                                                                   9,972

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY:
  Common stock, no par value; authorized and outstanding, 1,000 shares          1,000
  Retained earnings                                                           573,441
                                                                           ----------
           Total stockholders' equity                                         574,441
                                                                           ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $1,943,760
                                                                           ==========

                       See notes to financial statements.

                               LM INVESTORS, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

NET REVENUES                                                   $ 11,426,904

COST OF REVENUES:
     Payroll                                                      7,302,282
     Taxes                                                          749,538
     Workers' compensation insurance                                285,108
     Commissions                                                    267,653
     Royalties                                                      308,341
     Other                                                          122,096
                                                               ------------

          Total cost of revenues                                  9,035,018
                                                               ------------

GROSS PROFIT                                                      2,391,886

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
     Stockholders' compensation                                     341,690
     Other selling, general and administrative                    1,383,416
                                                               ------------

          Total selling, general and administrative expenses      1,725,106
                                                               ------------

OPERATING INCOME                                                    666,780

OTHER EXPENSE (INCOME):
     Interest income                                                 (3,689)
     Interest expense                                                66,910
                                                               ------------
          Total other expense (income)                               63,221
                                                               ------------

NET INCOME                                                     $    603,559
                                                               ============

                       See notes to financial statements.

                  LM INVESTORS, INC.

           STATEMENT OF STOCKHOLDERS' EQUITY
             YEAR ENDED DECEMBER 31, 1997


                                 Common      Retained
                                 Stock       Earnings      Total

BALANCE, January 1, 1997        $   1,000   $ 358,250    $ 359,250

Net income                           --       603,559      603,559

Distributions to stockholders        --      (388,368)    (388,368)
                                ---------    ---------    ---------

BALANCE, December 31, 1997      $   1,000   $ 573,441    $ 574,441
                                =========   =========    =========


          See notes to financial statements.

                                LM INVESTORS, INC.

                              STATEMENT OF CASH FLOWS
                           YEAR ENDED DECEMBER 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                          $ 603,559
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                        33,227
    Changes in assets and liabilities:
      Accounts receivable                               (63,816)
      Other receivables                                 105,629
      Prepaid insurance                                (160,212)
      Other current assets                               12,608
      Accounts payable                                    4,531
      Accrued payroll and related expenses              (15,433)
      Due to related parties                            110,732
                                                      ---------

           Net cash flows from operating activities     630,825

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                   (94,975)
                                                      ---------

          Net cash flows from investing activities      (94,975)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments under line of credit                  (287,000)
  Net repayments on notes payable                        (9,657)
  Distributions paid to stockholders                   (388,368)
                                                      ---------

          Net cash flows from financing activities     (685,025)
                                                      ---------

NET DECREASE IN CASH                                   (149,175)

BANK OVERDRAFT - Beginning of year                      (91,577)
                                                      ---------

BANK OVERDRAFT - End of year                          $(240,752)
                                                      =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest              $  66,910
                                                      =========


                       See notes to financial statements.

                               LM INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997

1.    BUSINESS AND ORGANIZATION

         LM Investors, Inc. (the "Company") provided temporary industrial staffing services to various customers under the trade name Tandem, as allowed by franchise agreements between the Company and OutSource Franchising, Inc. The Company provided these services through four Company-owned locations in the Chicago area.

2.    SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION - All revenues are recognized as the related service is performed, net of provision for credits and allowances.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. The Company provides for depreciation using the double-declining balance method and other tax depreciation rates, which approximate the straight-line method.

         INTANGIBLE ASSETS - Intangible assets include capitalized franchise fees and rights to the use of a customer list. The assets are recorded at cost and amortized on a straight-line basis over 15 years, the lives of the agreements.

         IMPAIRMENT OF LONG-LIVED ASSETS - Long-lived assets, including intangible assets, are reviewed for possible impairment whenever events of changes in circumstances indicate the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to its estimated net realizable value.

         INCOME TAXES - The Company has elected to be treated as an S corporation and, as such, all of its income is taxed directly to its stockholders for federal and state income tax purposes. Therefore, no provision or liability for income taxes has been included in these financial statements.

         WORKERS' COMPENSATION - The Company manages its workers' compensation risk through a premium based insurance policy. The Company is potentially obligated to the extent of 110% of the premium payments made to its insurance carrier and records a receivable or liability based on actual claims experience and insurance carrier audits.


3.    PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at December 31, 1997:

         Office furniture and equipment               $138,912
         Leasehold improvements                         95,957
         Trucks and vehicles                            91,083
                                                      --------

         Total                                         325,952

         Less accumulated depreciation                 111,744
                                                      --------

         Property and equipment - net                 $214,208
                                                      ========

                               LM INVESTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997


4.    DUE TO RELATED PARTIES

         At December 31, 1997, the Company owed $99,714 and $11,821 to its affiliated corporations Temp-Aid, Inc. and LM-Aid, Inc., respectively, for expenses incurred on behalf of the Company. Selling, general and administrative expenses included $396,093 of these expenses for the year ended December 31, 1997.


5.    LINE OF CREDIT

         The Company entered into a line of credit agreement with American Charter Bank on March 31, 1997. The available line of credit is $1,200,000, of which the Company has borrowed $704,693 as of December 31, 1997. The note is secured by the Company's business assets and accounts receivable. Interest is calculated at prime plus one-half percent. The note is due on April 30, 1998.


6.     NOTES PAYABLE

Notes payable consists of the following at December 31, 1997:

$20,900 note from Ford Motor Credit Corp. for the
purchase of a 1996 Ford Explorer, secured by the vehicle, payable monthly for 48 months from January 8, 1996. The interest rate is
8.5%.                                                                 $ 11,311

$20,000 note from American Charter Bank for the purchase of
a 1996 Ford Explorer, secured by the vehicle, payable monthly for
48 months from November 11, 1996. The interest rate is 8.75%.            9,131
                                                                       -------

Total                                                                   20,442

Less current portion                                                    10,470
                                                                       -------

Long-term notes payable                                                $ 9,972
                                                                       =======

                               LM INVESTORS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997



7.    COMMITMENTS AND CONTINGENCIES

         The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. Rental expense totaled $78,439 in 1997. As of December 31, 1997, future minimum rental commitments under noncancellable operating leases were:



           1998                              $ 91,146
           1999                                81,684
           2000                                64,074
           2001                                26,700
           2002                                 4,450
                                             --------

                                             $268,054
                                             ========

 8.    SUBSEQUENT EVENT

         Effective February 16, 1998, the assets, excluding receivables, and business of the Company were acquired by OutSource International of America, Inc. a company under common ownership with OutSource Franchising, Inc., and the franchise agreements between the Company and OutSource Franchising, Inc. were terminated.

(b)      PRO FORMA FINANCIAL INFORMATION.


         The following Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1997 includes the Company's historical results of operations, adjusted to reflect (a) the 1997 and 1998 Acquisitions (see Note 1 for the acquired businesses included), (b) the elimination of the amount of compensation expense for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals subsequent to the Reorganization and the elimination of the amount of compensation expense for the former owners of the 1997 and 1998 Acquisitions which is in excess of the compensation for such individuals subsequent to the Acquisitions and (c) the effects of the October 1997 sale by the Company of 3,000,000 shares of Common Stock (the "Offering"), as if all such events and transactions had occurred as of January 1, 1997. In addition, income taxes were computed as if the Company and the 1997 and 1998 Acquisitions had been fully subject to federal and applicable state income taxes as of January 1, 1997.

         The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997 includes the Company's historical balance sheet adjusted to reflect the 1998 Acquisitions as if they had occured on such date.

         The Unaudited Pro Forma Consolidated Financial Information is not necessarily indicative of the results that would have occurred if the events and transactions referred to above had occurred on January 1, 1997 or which may be realized in the future. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements and the notes thereto included in the Company's Form 10-K/A filed with the Securities and Exchange Commission effective April 2, 1998.

             OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  For the Year Ended December 31, 1997
                  (in thousands, except per share data)

                                                                     HISTORICAL
                                                               -----------------------
                                                                             ACQUIRED          PRO FORMA
                                                               COMPANY      BUSINESSES (1)     ADJUSTMENTS         PRO FORMA
                                                             ---------      ----------         -----------        -----------
Net revenues                                                 $ 447,579       $ 50,178           $ 1,350 (2)        $ 496,407
Cost of revenues                                               381,273         39,100            (1,350)(2)          419,023
                                                             ---------       --------                              ---------
   Gross profit                                                 66,306         11,078                                 77,384

Selling, general and administrative expenses:
   Shareholders' compensation                                      292          1,918            (1,869)(3)              341
   Amortization of intangible assets                             1,853              -             1,123 (4)            2,976
   Other selling, general and administrative expenses           53,752          7,619                31 (2, 4)        61,402
                                                             ---------       --------                              ---------
Operating income                                                10,409          1,541                                 12,665


Interest expense (income)                                        7,877            127            (1,915)(5)            6,089
Other expense (income)                                           1,821            (62)           (1,842)(6)              (83)
                                                             ---------       --------                              ---------
Income before provision for income taxes                           711          1,476                                  6,659

Pro forma provision for income taxes                               296 (7)         -              1,705 (8)            2,001
                                                             ---------       --------           -------            ---------
Pro forma net income                                         $     415       $  1,476           $ 2,767            $   4,658
                                                             =========       ========           =======            =========

Pro forma weighted average common shares outstanding (9):
     Basic                                                       6,055                                                 8,507
                                                             =========                                             =========
     Diluted                                                     7,320                                                 9,958
                                                             =========                                             =========
Pro forma earnings per share:
     Basic                                                   $    0.07                                             $    0.55
                                                             =========                                             =========
     Diluted                                                 $    0.06                                             $    0.47
                                                             =========                                             =========


   See notes to unaudited pro forma consolidated financial statements.


                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                                  (in thousands)

                                                                                   PRO FORMA
                                                                   HISTORICAL      ADJUSTMENTS (1)     PRO FORMA
                                                                   ----------      -----------         ---------
ASSETS
CURRENT ASSETS
Cash                                                                $ 1,686              $ -             $ 1,686
Trade receivables, net                                               47,298              600              47,898
Funding advances to franchises                                        2,186                -               2,186
Notes receivable                                                          -              780                 780
Deferred income taxes                                                 5,910               -                5,910
                                                                   --------         --------            --------
             Total current assets                                    57,079            1,380              58,459

PROPERTY AND EQUIPMENT, NET                                          14,953              240              15,193
GOODWILL AND OTHER INTANGIBLE ASSETS, NET                            30,427           16,365              46,792
OTHER ASSETS                                                          3,284               -                3,284
                                                                   --------         --------            --------
             Total assets                                          $105,743         $ 17,985            $123,728
                                                                   ========         ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                                    $ 1,498              $ -             $ 1,498
Accrued expenses:
             Payroll                                                  5,382                -               5,382
             Payroll taxes                                            2,182                -               2,182
             Workers' compensation                                    9,086                -               9,086
             Other                                                    1,864                -               1,864
Other current liabilities                                               908                -                 908
Current maturities of long-term debt to related parties                 100                -                 100
Current maturities of other long-term debt                            2,408            1,200               3,608
                                                                   --------         --------            --------
             Total current liabilities                               23,428            1,200              24,628

NON-CURRENT LIABILITIES
Revolving credit facility                                            33,800           12,335              46,135
Other long-term debt, less current maturities                         7,737            3,675              11,412
                                                                   --------         --------            --------
             Total liabilities                                       64,965           17,210              82,175
                                                                   --------         --------            --------
SHAREHOLDERS' EQUITY
Common stock                                                              9                -                   9
Additional paid-in capital                                           53,201              775              53,976
Retained earnings (deficit)                                         (12,432)              -              (12,432)
                                                                   --------         --------            --------
             Total shareholders' equity                              40,778              775              41,553
                                                                   --------         --------            --------
Total liabilities and shareholders' equity                         $105,743         $ 17,985            $123,728
                                                                   ========         ========            ========

See notes to unaudited pro forma consolidated financial statements.

                          OUTSOURCE INTERNATIONAL, INC.
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1

         The pro forma adjustments include the historical results of operations of the following acquisitions ("the 1997 and 1998 Acquisitions") from January 1, 1997 to the earlier of December 31, 1997 or the date of acquisition, as well as the assets purchased and the consideration given for those acquisitions occurring after December 31, 1997.

         Primarily during the first three months of 1997, the Company purchased the franchise rights for 13 flexible staffing locations from LaPorte, Inc., Superior Temporaries, Inc. and Labor World of Minneapolis, Inc., and converted these locations to Company-owned locations. The total purchase price was $11,125,000 (of which $9,000,000 related to Superior Temporaries, Inc.), with $10,475,000 paid at closing and a note issued for $650,000.

         During the first three months of 1997, the Company purchased flexible staffing operations with 17 locations from Apex, Inc., Standby Personnel of Colorado Springs, Inc., Staff Net, Inc., Staff Management, Inc. and Stand-By, Inc. (none previously affiliated with the Company). The total purchase price was $14,070,000, with $10,910,000 paid at closing and notes issued for $3,160,000. Certain sellers received options to purchase a total of 8,126 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued March 12, 1997 and were still outstanding at December 31, 1997. The contractual purchase price of Standby Personnel of Colorado Springs, Inc. was $3,100,000, which may increase or decrease by an amount not to exceed $500,000, based on the gross profit from the acquired locations for the two years following the acquisition. The contractual purchase price of Stand-By, Inc. was $5,500,000, which may increase by an amount not to exceed $60,000 or decrease by an amount not to exceed $500,000, based on the gross profit from the acquired locations for the two years following the acquisition.

         During January 1998, the Company purchased the franchise rights for three flexible staffing locations from Freuhling and Jackson, Inc. and F.J.R. Enterprises, Inc. and converted these locations to Company-owned locations. The total purchase price was $2,800,000, with $2,000,000 paid at closing and notes issued for $800,000, payable over two years plus interest at 6.0% per annum.

         During January 1998, the Company purchased 100% of the common stock of Employment Consultants, Inc., (not previously affiliated with the Company), which was a flexible staffing operation with one location. The total purchase price (which includes $600,000 for net tangible assets) was $3,650,000, with $2,000,000 in cash and $775,000 in the Company's common stock (57,809 shares) delivered at closing. The remainder of the purchase price was satisfied with the issuance of notes totalling $875,000 and payable over two years plus interest at 6.0% per annum. However, one of the notes may increase without limit or decrease by up to $875,000 based on the gross profit from the acquired locations for the two years following the acquisition. In the event gross profit for those two years was equal to 1997 gross profit, the note would decrease by approximately $125,000. In the event gross profit increased by 25% in each of those two years as compared to the prior year, the note would increase by approximately $150,000.

         During February 1998, the Company purchased the franchise rights for four flexible staffing locations from LM Investors, Inc. and converted these locations to Company-owned locations. The shareholders of the franchises are shareholders of the Company but do not hold a controlling interest in the Company. The purchase price was $6,800,000, with $5,000,000 paid at closing plus a note for $1,700,000 bearing interest at 7.25% per annum and payable quarterly over three years. The remaining $100,000 represents the Company's assumption of the seller's liabilities under certain employment contracts. In addition, the Company has agreed to concessions amounting to approximately $60,000 and agreements not to compete of up to six months (excluding acquisitions) in the event the sellers wish to buy out of their remaining franchise agreements (representing four flexible staffing locations) with the Company. In connection with the Company's acquisition of the above franchise rights, the Company granted one of the principals of the sellers (and a minority shareholder in the Company) the exclusive option to purchase franchise rights in five specifically identified geographic areas. These options expire at various times from 12 to 42 months after the acquisition date.

         During the first three months of 1998, the Company purchased flexible staffing operations with 18 locations from Tempus, Inc. and Grafton, Inc. (none previously affiliated with the Company). The total purchase price was $4,835,000, with $3,335,000 paid at closing plus a $1,500,000 note payable over two years plus interest at 6.5% per annum. The amount due under the note may decrease by up to $300,000, based on the 1997 gross profit of the acquired locations.

                          OUTSOURCE INTERNATIONAL, INC.
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 (Continued)

         Immediately following the acquisition from Tempus, Inc., the Company sold four of the acquired locations to Cruel Dave Enterprises, LLC (a franchisee of the Company) for a $780,000 note, payable over five years plus interest at 8.0% per annum.

         The agreements for certain acquisitions contain provisions for contingent payments of additional purchase price based on the net revenues, gross margin or income before income taxes of the acquired businesses over periods of two years after the acquisition. Should the contingent payments be made, they would be recorded as additional purchase price and increase the amount of goodwill. The above purchase prices are stated before the Company's adjustment to reflect imputed interest on acquisition financing.

NOTE 2

         To eliminate revenues of the Company and (i) related expenses and costs of Laporte Enterprises, Inc., Superior Temporaries, Inc., Labor World of Minneapolis, Inc., Freuhling and Jackson, Inc., F.J.R. Enterprises, Inc. and LM Investors, Inc. related to franchise royalties, (ii) related expenses and costs of Laporte Enterprises, Inc. related to funding fees and (iii) related expenses and costs of Labor World of Minneapolis, Inc. related to PEO services, for services provided by the Company to these acquired businesses, which were franchisees prior to their acquisition.

NOTE 3

         To (i) eliminate the amount of compensation for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals established at the time of the Reorganization, (ii) to reduce the amount of compensation and other expenses of the former owners of the 1997 and 1998 Acquisitions to the amounts paid to them in accordance with the terms of their compensation contracts after such acquisitions and (iii) to eliminate the amount of compensation and other expenses of the former owners of the 1997 and 1998 Acquisitions that was discontinued due to the termination of their employment at the time of the acquisition.

         On February 21, 1997, the Company consummated a reorganization (the "Reorganization") with nine operating companies existing under the laws of the State of Florida: OutSource International of America, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., OutSource Franchising, Inc., Capital Staffing Fund, Inc., and Employees Insurance Services, Inc. (collectively, the "Subsidiaries") and the shareholders of each of the Subsidiaries (the "Existing Shareholders"). As a result of the Reorganization, the Subsidiaries became wholly-owned by the Company and the Existing Shareholders received Common Stock in approximately the same proportion as the capital stock of the Subsidiaries was owned by them immediately prior to the Reorganization.

NOTE 4

         To reflect additional depreciation and amortization of the assets purchased in the 1997 and 1998 Acquisitions. The following table summarizes the values assigned to the assets acquired and the weighted average amortization or depreciation periods.

                                                                             WEIGHTED AVERAGE
                                                                             AMORTIZATION OR
                                                           AMOUNT        DEPRECIATION PERIODS
                                                        -----------      --------------------
Tangible assets, primarily equipment.............       $ 1,734,398                 4.3 years
Identifiable intangible assets:
    Covenants not to compete.....................         1,554,390                 8.7 years
    Customer lists...............................         6,127,220                 6.4 years
    Employee lists...............................           214,590                 0.1 year
Goodwill.........................................        33,176,079                33.2 years
                                                        -----------
                                                        $42,806,677
                                                        ===========

                          OUTSOURCE INTERNATIONAL, INC.
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 (Continued)

         The costs of each acquisition have been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as determined by management with the assistance of an independent valuation consultant. The allocation of the costs of acquisition for the 1998 Acquisitions is preliminary while the Company obtains final information regarding the fair values of all assets acquired; however, management believes that any adjustments to the amounts allocated will not have a material effect on the Company's financial position or results of operations.

NOTE 5

         To adjust for the additional interest and amortization expense for indebtedness incurred (a) to pay the purchase price and acquisition costs and to provide working capital for the 1997 and 1998 Acquisitions; and (b) to pay the distributions to shareholders and the consideration for the purchase of shares of common stock of the Subsidiaries from certain shareholders, each of which occurred in connection with the Reorganization.

         This also includes the effects of the sale by the Company of the 3,000,000 shares of Common Stock at an offering price of $15.00 per share and the reduced interest and other debt related expenses as a result of the application of the net proceeds therefrom to retire (a) the balance of the Senior Notes in full, (b) a portion of the outstanding indebtedness under the Revolving Credit Facility, (c) various promissory notes due to certain existing shareholders of the Company, their family members and an executive officer of the Company and (d) various promissory notes issued in connection with certain acquisitions.

         The following is a summary of the adjustments to interest and amortization expense:

                                                                          INTEREST           YEAR ENDED
                                                                            RATES        DECEMBER 31, 1997
                                                                          --------       -----------------
     ADDITIONAL INTEREST EXPENSE
     Notes due to sellers for 1997 and 1998 Acquisitions.............        8-12%        $   419,323
     Borrowings under Revolving Credit Facility......................        8.75%          1,722,916
     Senior Notes....................................................          11%            365,620
                                                                                          -----------
                                                                                            2,507,859

     ADDITIONAL AMORTIZATION EXPENSE
     Discount on Senior Notes........................................                         296,520
     Debt issuance costs, Senior Notes...............................                         244,810
     Debt issuance costs, Revolving Credit Facility..................                         133,596
                                                                                          -----------
                                                                                              674,926
     REDUCTION OF INTEREST AND AMORTIZATION EXPENSE
     Senior Notes - interest.........................................          11%         (2,275,342)
     Senior Notes - discount and debt issuance costs.................          --          (1,436,827)
     Retirement of acquisition debt..................................       10-14%           (333,991)
     Retirement of other promissory notes............................       10-21%           (358,727)
     Reduction of Revolving Credit Facility..........................        8.75%           (693,062)
                                                                                          ------------
                                                                                           (5,097,949)

                         Total.......................................                     $(1,915,164)
                                                                                          ===========

     NOTE 6

         To eliminate expense arising from a put warrants valuation adjustment included in the Company's historical results for the twelve months ended December 31, 1997, which elimination increased pro forma diluted earnings per share by $0.17 per share.

                          OUTSOURCE INTERNATIONAL, INC.
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 (Continued)

         The holders of the warrants had a put right, as a result of which the Company recorded a liability at the time of the issuance of the warrants based on the fair market value. Until the Offering was consummated, the Company adjusted this liability at the end of each accounting period.

         Although the Senior Notes were assumed to be paid in full as of January 1, 1997, the Warrants issued in connection with the Senior Notes would remain outstanding, and therefore were included in the calculation of both the historical and pro forma diluted shares outstanding.

NOTE 7

         To reflect income taxes computed as if the Company had been fully subject to federal and applicable state income taxes. The Company recognized a one-time tax benefit of $423,897, as a result of the termination at the time of Reorganization of the Subsidiaries' elections to be treated as S corporations, that is not reflected in these pro forma statements.

NOTE 8

         To adjust for the effects of income taxes on (a) the historical earnings of the 1997 and 1998 Acquisitions, all of which (except Stand-By, Inc.) were S corporations prior to acquisition, as if they had been fully subject to federal and applicable state income taxes and (b) the effect of the pro forma adjustments.

NOTE 9

         To reflect the effect on outstanding shares of the purchase of shares of common stock of the Subsidiaries from certain shareholders in the Reorganization and the issuance of the Warrants as if both transactions had occurred as of January 1, 1997, calculated as follows:

                                                                                   BASIC               DILUTED
                                                                                 ---------            ---------
Total outstanding shares, historical...................................          6,055,439            7,320,362
Decrease in weighted average number of shares issued in the
    Reorganization, based on assumed transaction date of
    January 1, 1997....................................................            (46,213)             (46,213)
Increase in weighted average shares issued in 1998 Acquisitions........             57,809               57,809
Increase in weighted  average  number of shares  calculated  using the  treasury stock  method,  based on the assumed  issuance of Warrants on January 1, 1997 and the actual exercise price of
    $0.15 per share....................................................                  -              186,643
Increase in weighted average number of shares issued in the
   Offering, based on assumed transaction date of January 1, 1997......          2,439,560            2,439,560
                                                                                 ---------          -----------

Total outstanding shares, pro forma....................................          8,506,595            9,958,161
                                                                                 =========          ===========

(c)    Exhibits.

                2.1 Asset Purchase Agreement, dated February 18, 1998, by and among OutSource International of America, Inc., L.M. Investors, Inc., Louis J. Morelli and Matthew Schubert.*

                10.1 Non-Competition Agreement, dated February 18, 1998, between OutSource International of America, Inc. and Matthew Schubert.*

                10.2 Non-Competition Agreement, dated February 18, 1998, between OutSource International of America, Inc. and Louis
                      J. Morelli.*

                10.3 Non-Competition Agreement, dated February 18, 1998, between OutSource International of America, Inc. and L.M. Investors, Inc.*

                10.4 Mutual Termination Agreement dated February 18, 1998 between OutSource Franchising, Inc., L.M. Investors, Inc., Louis J. Morelli and Matthew Schubert.*

                10.5 Junior Subordinated Promissory Note, dated as of February 16, 1998, issued by OutSource International of America, Inc. to L.M. Investors, Inc.*

                * Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on March 5, 1998.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         OUTSOURCE INTERNATIONAL, INC.


                                         By:/s/ Paul  M. Burrell
                                            ----------------------------
                                            Paul M. Burrell
                                            President


Dated: May 4, 1998